Free Writing Prospectus Dated May 15, 2012

Registration Statement No. 333-179835-02

Filed Pursuant to Rule 433 of the Securities Act of 1933

FINAL TERM SHEET

Issuer:	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

Supplemental Indenture:	Seventy-ninth Supplemental Indenture, dated as of May 1, 2012

Format:	SEC Registered

Trade Date:	May 15, 2012

Settlement Date:	May 18, 2012

Joint Book-Running Managers:	Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Robert W. Baird & Co. Incorporated KeyBanc Capital Markets Inc.

Expected Ratings:	Moody’s: A1 S&P: A Fitch: A+

Documents Incorporated by Reference:	The section of the Preliminary Prospectus Supplement entitled “Documents Incorporated By Reference” shall include the Current Report on Form 8-K filed May 15, 2012

2022 Bonds

Security:	First Mortgage Bonds, 2.80% Series due 2022

Principal Amount:	$500,000,000

Date of Maturity:	May 15, 2022

Interest Rate:	2.80%

Interest Payment Dates:	Payable semi-annually in arrears on May 15 and November 15, beginning November 15, 2012

Public Offering Price:	99.775% of the principal amount thereof

Benchmark Treasury:	1.75% UST due on May 15, 2022

Benchmark Treasury Yield:	1.776%

Spread to Benchmark Treasury:	+105 basis points

Re-offer Yield:	2.826%

CUSIP/ISIN	144141 DC9 / US144141DC90

Redemption Terms:	Redeemable prior to February 15, 2022 (three months prior to maturity date), in whole at any time, or in part from time to time, at the option of the issuer at a redemption price (as described in further detail in the Prospectus Supplement) using applicable treasury rate plus 20 basis points; redeemable on and after February 15, 2022 (three months prior to maturity date), in whole at any time, or in part from time to time, at the option of the issuer at a price of 100% plus accrued interest.

2042 Bonds

Security:	First Mortgage Bonds, 4.10% Series due 2042

Principal Amount:	$500,000,000

Date of Maturity:	May 15, 2042

Interest Rate:	4.10%

Interest Payment Dates:	Payable semi-annually in arrears on May 15 and November 15, beginning November 15, 2012

Public Offering Price:	99.504% of the principal amount thereof

Benchmark Treasury:	3.125% UST due on February 15, 2042

Benchmark Treasury Yield:	2.929%

Spread to Benchmark Treasury:	+120 basis points

Re-offer Yield:	4.129%

CUSIP/ISIN	144141 DB1 / US144141DB18

Redemption Terms:	Redeemable prior to November 15, 2041 (six months prior to maturity date), in whole at any time, or in part from time to time, at the option of the issuer at a redemption price (as described in further detail in the Prospectus Supplement) using applicable treasury rate plus 20 basis points; redeemable on and after November 15, 2041 (six months prior to maturity date), in whole at any time, or in part from time to time, at the option of the issuer at a price of 100% plus accrued interest.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.